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EXHIBIT 10.43


                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG

              W. T. ENTERPRISES, INC. D/B/A LONE STAR AIR SERVICE,

                                WILLIAM M. WATTS

                                       AND

                                 AIRCOMP L.L.C.

                               DATED JULY 11, 2005




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
                                                   TABLE OF CONTENTS


1.       DEFINITIONS AND USAGE.......................................................................................1
         1.1       Definitions ....................................................................................1-8
         1.2       Usage ............................................................................................8

2.       SALE AND TRANSFER OF ASSETS; CLOSING........................................................................9
         2.1       Assets to Be Sold ................................................................................9
         2.2       Excluded Assets .................................................................................10
         2.3       Consideration ...................................................................................11
         2.4       Liabilities .....................................................................................11
         2.5       Allocation ......................................................................................12
         2.6       Closing .........................................................................................13
         2.7       Closing Obligations .............................................................................13
         2.8       Consents ........................................................................................14

3.       REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER...................................................14
         3.1       Organization and Good Standing ..................................................................14
         3.2       Enforceability; Authority; No Conflict ..........................................................15
         3.3       Capitalization ..................................................................................16
         3.4       Financial Statements ............................................................................16
         3.5       Books and Records ...............................................................................16
         3.6       Sufficiency of Assets ...........................................................................17
         3.7       [Intentionally Left Blank] ......................................................................17
         3.8       Leased Real Property ............................................................................17
         3.9       Title to Assets; Encumbrances ...................................................................17
         3.10      Condition of Assets..............................................................................17
         3.11      [Intentionally Left Blank].......................................................................17
         3.12      [Intentionally Left Blank].......................................................................17
         3.13      [Intentionally Left Blank].......................................................................17
         3.14      Taxes ...........................................................................................17
         3.15      No Material Adverse Change ......................................................................18
         3.16      Employee Benefits ...............................................................................18
         3.17      Compliance with Legal Requirements; Governmental Authorizations .................................18
         3.18      Legal Proceedings; Orders .......................................................................19
         3.19      Absence of Certain Changes and Events ...........................................................19
         3.20      [Intentionally Left Blank] ......................................................................20
         3.21      Insurance .......................................................................................20
         3.22      Environmental Matters ...........................................................................20
         3.23      Employees .......................................................................................21
         3.24      [Intentionally Left Blank].......................................................................21
         3.25      [Intentionally Left Blank] ......................................................................21
         3.26      [Intentionally Left Blank] ......................................................................21
         3.27      [Intentionally Left Blank] ......................................................................21
         3.28      [Intentionally Left Blank] ......................................................................21


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         3.29      [Intentionally Left Blank].......................................................................21
         3.30      Brokers or Finders ..............................................................................21
         3.31      [Intentionally Left Blank] ......................................................................21
         3.32      Solvency ........................................................................................22
         3.33      Disclosure ......................................................................................22

4.       REPRESENTATIONS AND WARRANTIES OF BUYER....................................................................22
         4.1       Organization and Good Standing ..................................................................22
         4.2       Authority; No Conflict ..........................................................................22
         4.3       Certain Proceedings .............................................................................23
         4.4       Brokers or Finders ..............................................................................23

5.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE........................................................23
         5.1       Accuracy of Representations .....................................................................24
         5.2       Seller's Performance ............................................................................24
         5.3       [Intentionally Left Blank].......................................................................24
         5.4       Additional Documents ............................................................................24
         5.5       No Proceedings ..................................................................................25
         5.6       No Conflict .....................................................................................25

6.       CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE.......................................................25
         6.1       Accuracy of Representations .....................................................................25
         6.2       Buyer's Performance .............................................................................25
         6.3       No Injunction ...................................................................................25

7.       ADDITIONAL COVENANTS.......................................................................................26
         7.1       Employees and Employee Benefits .................................................................26
         7.2       Payment of All Taxes Resulting from Sale of Assets by Seller ....................................27
         7.3       Payment of Other Retained Liabilities ...........................................................27
         7.4       Assistance in Proceedings .......................................................................27
         7.5       Non-Competition, Nonsolicitation and Nondisparagement ...........................................28
         7.6       Customer and Other Business Relationships .......................................................29
         7.7       Retention of and Access to Records ..............................................................29
         7.8       Further Assurances ..............................................................................29

8.       INDEMNIFICATION; REMEDIES..................................................................................29
         8.1       Survival ........................................................................................29
         8.2       Indemnification and Reimbursement by Seller and Shareholder .....................................30
         8.3       Indemnification and Reimbursement by Buyer ......................................................31
         8.4       Limitations on Amount--Seller and Shareholder ...................................................31
         8.5       Limitations on Amount--Buyer ....................................................................31
         8.6       Time Limitations ................................................................................32
         8.7       Third-Party Claims ..............................................................................32
         8.8       Other Claims ....................................................................................34


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9.       CONFIDENTIALITY............................................................................................34
         9.1       Definition of Confidential Information ..........................................................34
         9.2       Restricted Use of Confidential Information ......................................................35
         9.3       Exceptions ......................................................................................35
         9.4       Legal Proceedings ...............................................................................35
         9.5       Return or Destruction of Confidential Information ...............................................36
         9.6       Attorney-Client Privilege .......................................................................36

10.      GENERAL PROVISIONS.........................................................................................37
         10.1      Expenses ........................................................................................37
         10.2      Public Announcements ............................................................................37
         10.3      Notices .........................................................................................37
         10.4      Enforcement of Agreement ........................................................................38
         10.5      Waiver; Remedies Cumulative .....................................................................39
         10.6      Entire Agreement and Modification ...............................................................39
         10.7      Disclosure Letter ...............................................................................39
         10.8      Assignments, Successors and No Third-Party Rights ...............................................39
         10.9      Severability ....................................................................................40
         10.10     Construction ....................................................................................40
         10.11     Time of Essence .................................................................................40
         10.12     Governing Law ...................................................................................40
         10.13     Execution of Agreement ..........................................................................40
         10.14     Shareholder Obligations .........................................................................40


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                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement ("Agreement") is dated July 11, 2005, between AIRCOMP L. L. C., a Delaware limited liability company ("Buyer"), W. T. ENTERPRISES, INC., a Texas corporation d/b/a Lone Star Air Service ("Seller") and WILLIAM M. WATTS, an individual, whose address is 1925 Castle Drive, Clyde, Texas 79510 ("Shareholder").

                                    RECITALS

         Shareholder owns One Hundred (100) shares of the common stock, par value ten dollars ($10.00) per share, of Seller, which constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of Seller. Seller and Shareholder desire to sell, and Buyer desires to purchase, the Assets of Seller and the personal goodwill of Shareholder for the consideration and on the terms set forth in this Agreement.

         The parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS AND USAGE
         ---------------------

         1.1      DEFINITIONS

         For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

         "Accounts Receivable"--(a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

         "Assets"--as defined in Section 2.1.

         "Assumed Liabilities"--as defined in Section 2.4(a).

         "Balance Sheet"--as defined in Section 3.4.

         "Best Efforts"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

         "Bill of Sale"--as defined in Section 2.7(a)(i).


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         "Breach"--any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

         "Business Day"--any day other than (a) Saturday or Sunday or (b) any other day on which banks in Texas are permitted or required to be closed.

         "Buyer"--as defined in the first paragraph of this Agreement.

         "Buyer Indemnified Persons"--as defined in Section 11.2.

         "Closing"--as defined in Section 2.6.

         "Closing Date"--the date on which the Closing actually takes place.

         "Code"--the Internal Revenue Code of 1986.

         "Confidential Information"--as defined in Section 12.1.

         "Consent"--any approval, consent, ratification, waiver or other authorization.

         "Contemplated Transactions"--all of the transactions contemplated by this Agreement.

         "Contract"--any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

         "Damages"--as defined in Section 11.2.

         "Disclosure Letter"--the disclosure letter delivered by Seller and Shareholder to Buyer concurrently with the execution and delivery of this Agreement.

         "Effective Time"--shall be 12:00 a.m. on July 11, 2005 CDT.

         "Employment Agreement"--as defined in Section 2.7(a)(vi).

         "Encumbrance"--any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

         "Environment"--soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

         "Environmental, Health and Safety Liabilities"--any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:


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         (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

         (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

         (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions ("Cleanup") required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

         (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial" and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

         "Environmental Law"-- Legal Requirement designed to minimize, prevent, punish or remedy the consequences of actions that damage or threaten the Environment or public health and safety.

         "ERISA"--the Employee Retirement Income Security Act of 1974.

         "Exchange Act"--the Securities Exchange Act of 1934.

         "Excluded Assets"--as defined in Section 2.2.

         "GAAP"--generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in
Section 3.4 were prepared.

         "Governing Documents"--with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the


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articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and
(g) any amendment or supplement to any of the foregoing.

         "Governmental Authorization"--any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body"--any:

         (a) nation, state, county, city, town, borough, village, district or other jurisdiction;

         (b) federal, state, local, municipal, foreign or other government;

         (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

         (d) multinational organization or body;

         (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

         (f) official of any of the foregoing.

         "Indemnified Person"--as defined in Section 11.9.

         "Indemnifying Person"--as defined in Section 11.9.

         "Interim Balance Sheet"--as defined in Section 3.4.

         "IRS"--the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

         "Knowledge"--an individual will be deemed to have Knowledge of a particular fact or other matter if:

         (a) that individual is actually aware of that fact or matter; or


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          (b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has or had Knowledge of that fact or other matter during his service as a director, officer, partner, executor or trustee (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonable investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

 "Leased Property"--the real property and buildings currently leased by Seller on a month-to-month lease which lease will be terminated by Seller on the Effective Time.

         "Legal Requirement"--any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

         "Liability"--with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

         "Occupational Safety and Health Law"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "Order"--any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

         "Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

         (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

         (b) does not require authorization by the board of directors or Shareholder of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and


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         (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

         "Part"--a part or section of the Disclosure Letter.

         "Person"--an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

         "Proceeding"--any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "Purchase Price"--as defined in Section 2.3.

         "Record"--information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

         "Related Person"-- With respect to a particular individual:

         (a) each other member of such individual's Family;

         (b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family;

         (c) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

         (d) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

         (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

         (b) any Person that holds a Material Interest in such specified Person;

         (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

         (d) any Person in which such specified Person holds a Material Interest; and


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         (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) "control" (including "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree and (iv) any other natural person who resides with such individual; and
(c) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

         "Release"--any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

         "Remedial Action"--all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or
(d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

         "Representative"--with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

         "Retained Liabilities"--as defined in Section 2.4(b).

         "Seller"--as defined in the first paragraph of this Agreement.

         "Seller Contract"--any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

         "Shareholder"--as defined in the first paragraph of this Agreement.

         "Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and


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policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

         "Tangible Personal Property"--all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller's books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

         "Tax"--any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

         "Tax Return"--any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "Third Party"--a Person that is not a party to this Agreement.

         "Third-Party Claim"--any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

         "Threat of Release"--a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         1.2      USAGE

         (a) Interpretation. In this Agreement, unless a clear contrary intention appears:

                  (i) the singular number includes the plural number and vice versa;

                  (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;


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                  (iii) reference to any gender includes each other gender;

                  (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

                  (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

                  (vi) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

                  (vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

                  (viii) "or" is used in the inclusive sense of "and/or";

                  (ix) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

                  (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

         (b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

         (c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.       SALE AND TRANSFER OF ASSETS AND GOODWILL; CLOSING
         -------------------------------------------------

         2.1      ASSETS TO BE SOLD

         Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances, all of Seller's right, title and interest in and to the Tangible Personal Property of Seller and assets, personal and tangible listed below (but excluding the Excluded Assets):


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         (i) the Tangible Personal Property described in Part 2.1;

         (ii) all data and Records related to client and customer lists, service and warranty Records, equipment logs, equipment maintenance records, operating guides and manuals, and copies of all personnel Records; and

         (iii) copies of the financial and accounting records of Seller for fiscal years 2003, 2004 and the period from January 1, 2005 through the Closing Date.

         In addition, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Shareholder shall sell and transfer to Buyer and Buyer shall purchase and acquire from Shareholder the personal goodwill of Shareholder.

         All of the property and assets to be transferred to Buyer as described in this Section 2.1(i)-(iii) are herein referred to collectively as the "Assets."

         Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Seller or Shareholder.

         2.2      EXCLUDED ASSETS

         Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the
Closing:

         (a)      all cash, cash equivalents and short-term investments;

         (b)      all minute books, stock Records and corporate seals;

         (c)      the shares of capital stock of Seller held in treasury;

         (d)      all insurance policies and rights thereunder;

         (e)      all of the Seller Contracts;

         (f) all personnel Records and other Records that Seller is required by law to retain in its possession;

         (g) all claims for refund of Taxes and other governmental charges of whatever nature;

         (h) all rights of Seller under this Agreement and the Bill of Sale;


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         (i)      the property and assets expressly described in Exhibit 2.2 which is attached hereto and incorporated herein for all purposes;

         (j)      all Accounts Receivable;

         (k) all claims of Seller against Third Parties relating to the Assets, whether choate or in choate, known or unknown, contingent or noncontigent; and

         (l) all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof.

         2.3      CONSIDERATION

         The consideration for the Assets will be $4,390,000. The consideration for the personal goodwill of Shareholder will be $1,610,000. The total amount paid to Seller and Shareholder pursuant to this Agreement shall be the Purchase Price. In accordance with Section 2.7(b), at the Closing, the Purchase Price, in the amounts as allocated in this Section 2.3, shall be delivered by Buyer to Seller and Shareholder via wire transfer to separate accounts as may be designated by Seller and Shareholder.

         2.4      LIABILITIES

         (a) ASSUMED LIABILITIES. BUYER SHALL NOT ASSUME OR AGREE TO DISCHARGE ANY LIABILITIES OF SELLER.

         (b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained by Seller and shall not be assumed by Buyer. "Retained Liabilities" shall mean every Liability of Seller arising prior to the Effective Time including but not limited to:

                  (i) any Liability of Seller arising out of or relating to the operation of Seller's business;

                  (ii) any Liability of Seller under any Contract;

                  (iii) any Liability of Seller or Shareholder for Taxes due from Seller or Shareholder, including (A) any Taxes arising as a result of Seller's operation of its business or ownership of the Assets prior to the Effective Time, (B) any Taxes due from Seller that will arise as a result of the sale of the Assets pursuant to this Agreement and (C) any deferred Taxes resulting from Seller's operation of its business or ownership of the Assets prior to the Effective Time of any nature;

                  (iv) any Liability of Seller arising out of or relating to Seller's credit facilities or any security interest related thereto;

                  (v) any Environmental, Health and Safety Liabilities of Seller arising out of or relating to the operation of Seller's business or Seller's leasing, ownership or operation of real property;

                  (vi) any Liability of Seller under the Employee Plans, if any, or relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller's employees or former employees or both;

                  (vii) any Liability of Seller under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons;

                  (vii) any Liability of Seller arising out of or relating to any employee grievance arising prior to the Effective Time whether or not the affected employees are hired by Buyer;

                  (viii) any Liability of Seller to any Shareholder or Related Person of Seller or any Shareholder;

                  (ix) any Liability of Seller to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

                  (x) any Liability of Seller to distribute to any of Seller's shareholders or otherwise apply all or any part of the consideration received hereunder;

                  (xi) any Liability of Seller arising out of any Proceeding;

                  (xii) any Liability of Seller arising out of any Proceeding commenced after the Effective Time and arising out of or relating to any occurrence or event happening prior to the Effective Time;

                  (xiii) any Liability of Seller arising out of or resulting from Seller's compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

                  (xiv) any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions; and

                  (xv) any Liability of Seller based upon Seller's acts or omissions.

         2.5      ALLOCATION

         The Purchase Price shall be allocated as follows: Assets - $4,390,000; and the personal goodwill of Shareholder - $1,610,000. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller and Shareholder reflecting the allocation of the Purchase Price as provided herein within forty-five (45) days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer, Seller nor Shareholder shall contend or represent that such allocation is not a correct allocation.

         2.6      CLOSING

         The purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of Buyer at 5075 Westheimer, Suite 890, Houston, Texas 77056, commencing at 10:00 a.m. (local time) on July 11, 2005, unless Buyer and Seller otherwise agree.

         2.7      CLOSING OBLIGATIONS

         In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

         (a) Seller and Shareholder, as the case may be, shall deliver to Buyer:

                  (i) a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.7(a)(i) (the "Bill of Sale") executed by Seller;

                  (ii) such other bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller (in the event that certificates of title to vehicles are not available at Closing, Seller and Buyer agree that Seller may obtain appropriate vehicle title transfer documents within 45 days after Closing);

                  (iii) an employment agreement in the form of Exhibit 2.7(a)(iii), executed by the Shareholder (the "Employment Agreement");

                  (iv) non-competition agreement in the form of Exhibit 2.7(a)(iv), executed by the Shareholder (the "Non-Competition Agreement");

                  (v) a certificate executed by Seller and the Shareholder as to the accuracy of their representations and warranties as of the Closing in accordance with Section 5.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 5.2; and

                  (vi) a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing certifying and attaching all requisite resolutions or actions of Seller's board of directors and Shareholder approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions.

         (b) Buyer shall deliver to Seller and Shareholder, as the case may be:

                  (i) Four Million Three Hundred Ninety Thousand Dollars ($4,390,000)] by wire transfer to an account specified by Seller in writing and delivered to Buyer;

                  (ii) One Million Six Hundred Ten Thousand Dollars ($1,610,000)] by wire transfer to an account specified by Shareholder in writing and delivered to Buyer.

                  (iii) the Employment Agreement executed by Buyer;

                  (iv) the Non-Competition Agreement executed by Buyer;

                  (v) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of the Closing in accordance with Section 6.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 6.2; and

                  (vi) a certificate of the Secretary of Buyer, certifying and attaching all requisite resolutions or actions of Buyer's management committee approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions.

         2.8      CONSENTS

 If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the "Restricted Material Contracts"), Buyer may waive the closing conditions as to any such Material Consent.

3.       REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER
         --------------------------------------------------------

         Seller and the Shareholder represent and warrant, jointly and severally, to Buyer as follows:

         3.1      ORGANIZATION AND GOOD STANDING

         (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Agreement. Seller does not have a Subsidiary.

         3.2      ENFORCEABILITY; AUTHORITY; NO CONFLICT

         (a) This Agreement constitutes the legal, valid and binding obligation of Seller and the Shareholder, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Seller and Shareholder of the Employment Agreement, the Non-Competition Agreement and each other agreement to be executed or delivered by any or all of Seller and Shareholder at the Closing (collectively, the "Seller's Closing Documents"), each of Seller's Closing Documents will constitute the legal, valid and binding obligation of each of Seller and the Shareholder, enforceable against each of them in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller's Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller's Closing Documents, and such action has been duly authorized by all necessary action by Seller's shareholders and board of directors. The Shareholder has all necessary legal capacity to enter into this Agreement and the Seller's Closing Documents to which the Shareholder is a party and to perform his obligations hereunder and thereunder.

         (b) Except as set forth in Part 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i) Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the Shareholder of Seller;

                  (ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or the Shareholder, or any of the Assets, may be subject;

                  (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller;

                  (iv) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;

                  (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or

                  (vi) result in any shareholder of the Seller having the right to exercise dissenters' appraisal rights.

         (c) Except as set forth in Part 3.2(c), neither Seller nor Shareholder is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.3      CAPITALIZATION

         The authorized equity securities of Seller consist of one hundred (100) shares of common stock, par value ten dollars ($10.00) per share, of which one hundred (100) shares are issued and outstanding, all of which are owned by the Shareholder. Shareholder is and will be on the Closing Date the record and beneficial owner and holder of the Shares owned by him, free and clear of all Encumbrances. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Seller. None of the outstanding equity securities of Seller was issued in violation of the Securities Act of 1933, as amended (the "Securities Act"), or any other Legal Requirement.

         3.4      FINANCIAL STATEMENTS

         Seller has delivered to Buyer: (a) an audited balance sheet of Seller as at December 31, 2004 (including the notes thereto, the "Balance Sheet"), and the related audited statements of income, changes in stockholder's equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Accounting and Consulting Group, LLP, independent certified public accountants; (b) audited balance sheets of Seller as of December 31 in fiscal year 2003, and the related audited statements of income, changes in stockholder's equity and cash flows for the fiscal year then ended, including the notes thereto; and (c) an unaudited balance sheet of Seller as at May 31, 2005 (the "Interim Balance Sheet") and the related unaudited statements of income, changes in stockholder's equity, and cash flows for the five (5) months then ended, including in each case the notes thereto certified by Seller's chief financial officer. Such financial statements fairly present (and the financial statements delivered pursuant to Section 5.8 will fairly present) the financial condition and the results of operations, changes in stockholder's equity and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 3.4 and delivered pursuant to Section 5.8 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting Records of Seller. Seller has also delivered to Buyer copies of all letters from Seller's auditors to Seller's board of directors or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto. The rental expense for all operating leases under the Balance Sheet totaled $912,594 for the year ended December 31, 2004.

         3.5      BOOKS AND RECORDS

         The books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices including the maintenance of an adequate system of internal controls. The minute books of Seller, all of which have been made available to

Buyer, contain accurate and complete Records of all meetings held of, and corporate action taken by, the Shareholder, the board of directors and committees of the board of directors of Seller, and no meeting of any such Shareholder, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

         3.6      SUFFICIENCY OF ASSETS

         The Assets include substantially all of the operating assets of Seller.

         3.7      [INTENTIONALLY LEFT BLANK]

         3.8      LEASED PROPERTY

         The Leased Property as described in Part 3.8 is subject to a month-to-month lease which will be terminated by Seller and the lessor of such Leased Property as of the Effective Time.

         3.9      TITLE TO ASSETS; ENCUMBRANCES

         Seller owns good and transferable title to all of the Assets free and clear of any Encumbrances. Seller warrants to Buyer that, at the Effective Time, all Assets shall be free and clear of all Encumbrances.

         3.10     CONDITION OF ASSETS

         Each item of Tangible Personal Property being sold hereunder is being transferred "where is, as is" with all faults, however, to Seller's Knowledge the Tangible Personal Property is in operating condition as of the Effective Time. Seller makes no warranty of merchantability or fitness for a particular purpose with respect to the Assets.

         3.11     [INTENTIONALLY LEFT BLANK]

         3.12     [INTENTIONALLY LEFT BLANK]

         3.13     [INTENTIONALLY LEFT BLANK]

         3.14     TAXES

         Seller has filed or caused to be filed on a timely basis all tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. Seller has paid, or made provisions for the payment of, all Taxes that have or may become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Part 3.14 and being contested in good faith and as to which adequate reserves have been provided. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. All Taxes that Seller is or was required by Legal Requirement to withhold, deduct or collect have been duly withheld, deducted or collected and to the extent required, have been paid to the Governmental Body or other Person. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

         3.15     NO MATERIAL ADVERSE CHANGE

         Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change.

         3.16     EMPLOYEE BENEFITS

         (a) Seller has no "employee benefit plans" as defined by Section 3(3) of ERISA, specified fringe benefit plans as defined in Section 6039D of the Code, or any other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change-in-control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) or any trust, escrow or other agreement related thereto that is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) ("ERISA Affiliate") or has been maintained or contributed to in the last six (6) years by Seller or any ERISA Affiliate.

         (b) Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any employee benefit plans.

         3.17     COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
                  AUTHORIZATIONS

         (a) Except as set forth in Part 3.17(a):

                  Seller has not received, at any time since January 1, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature.

         (b) Except as set forth in Part 3.17(b):

                  Seller has not received, at any time since January 1, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization.

         3.18     LEGAL PROCEEDINGS; ORDERS

         (a) Except as set forth in Part 3.18(a), there is no pending or, to Seller's Knowledge, threatened Proceeding:

                  (i) by or against Seller or that otherwise relates to or may affect the Assets; or

                  (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 3.18(a). There are no Proceedings listed or required to be listed in Part 3.18(a) that could have a material adverse effect on the business, operations, assets, condition or prospects of Seller or upon the Assets.

         (b) Except as set forth in Part 3.18(b):

                  (i) there is no Order to which Seller, its business or any of the Assets is subject; and

                  (ii) to the Knowledge of Seller, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Seller.

         3.19     ABSENCE OF CERTAIN CHANGES AND EVENTS

         Except as set forth in Part 3.19, since the date of the Balance Sheet, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

         (a) damage to or destruction or loss of any Asset, whether or not covered by insurance, except for normal wear and tear;

         (b) indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller; or

         (c) material change in the accounting methods used by Seller.

         3.20     [INTENTIONALLY LEFT BLANK]

         3.21     INSURANCE

         (a) Seller has delivered to Buyer:

                  (i) accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Seller is a party or under which Seller is or has been covered at any time since January 1, 2005, a list of which is included in Part 3.21(a); and

                  (ii) accurate and complete copies of all pending applications by Seller for policies of insurance.

         (b) Part 3.21(c) sets forth, by year, for the current policy year and the previous two years.

                  (i) a summary of the loss experience under each policy of insurance; and

                  (ii) a statement describing each claim under a policy of insurance for an amount in excess of Ten Thousand Dollars ($10,000).

         3.22     ENVIRONMENTAL MATTERS

         Except as disclosed in Part 3.22:

         (a) Neither Seller nor Shareholder has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental body or private citizen acting in the public interest or (ii) the current or prior owner or operator of the Leased Property, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to the Leased Property.

         (b) There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting the Leased Property.

         (c) Neither Seller nor Shareholder has any Knowledge of or any basis to expect, nor has any of them, or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to the Leased Property or Assets.

         (d) To the Knowledge of Seller, neither Seller nor any other Person for whose conduct it is or maybe held responsible has any Environmental, Health and Safety Liabilities with respect to the Leased Property or Assets.

         (e) There are no Hazardous Materials attached to or part of the Assets including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, dumps, equipment, or other containers, either temporary or permanent.

         (f) There has been no Release, of any, Hazardous Materials to the Knowledge of Seller and Shareholder, at or from the Leased Property or from any asset in which Seller has or had an interest.

         3.23     EMPLOYEES

         Part 3.23(a) contains a complete and accurate list of the following information for each employee, independent contractor, consultant and agent of Seller, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since January 1, 2005, sick and vacation leave that is accrued but unused.

         3.24     [INTENTIONALLY LEFT BLANK]

         3.25     [INTENTIONALLY LEFT BLANK]

         3.26     [INTENTIONALLY LEFT BLANK]

         3.27     [INTENTIONALLY LEFT BLANK]

         3.28     [INTENTIONALLY LEFT BLANK]

         3.29     [INTENTIONALLY LEFT BLANK]

         3.30     BROKERS OR FINDERS

         Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of Seller's business or the Assets or the Contemplated Transactions.

         3.31     [INTENTIONALLY LEFT BLANK]

         3.32     SOLVENCY

         (a) Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, "insolvent" means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller's assets.

         (b) Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

         3.33     DISCLOSURE

         (a) No representation or warranty or other statement made by Seller or the Shareholder in this Agreement, the Disclosure Letter, or the certificates delivered pursuant to Section 2.7(a) contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

         (b) Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the Assets that has not been set forth in this Agreement or the Disclosure Letter.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER
         ---------------------------------------

         Buyer represents and warrants to Seller and Shareholder as follows:

         4.1      ORGANIZATION AND GOOD STANDING

         Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is now conducted.

         4.2      AUTHORITY; NO CONFLICT

         (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Employment Agreement, the Non-Competition Agreement and each other agreement to be executed or delivered by Buyer at Closing (collectively, the "Buyer's Closing Documents"), each of the Buyer's

Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents, and such action has been duly authorized by all necessary corporate action.

         (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  (i) any provision of Buyer's Governing Documents;

                  (ii) any resolution adopted by management committee of Buyer;

                  (iii) any Legal Requirement or Order to which Buyer may be subject; or

                  (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3      CERTAIN PROCEEDINGS

         There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been threatened.

         4.4      BROKERS OR FINDERS

         Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.

5.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE
         ---------------------------------------------------

         Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         5.1      ACCURACY OF REPRESENTATIONS

         (a) All of Seller's and Shareholder's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement.

         (b) Each of the representations and warranties in Sections 3.2(a) and 3.4, and each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement.

         5.2      SELLER'S PERFORMANCE

         All of the covenants and obligations that Seller and Shareholder are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

         5.3      [INTENTIONALLY LEFT BLANK]

         5.4      ADDITIONAL DOCUMENTS

         Seller and Shareholder shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered to Buyer:

         (a) An opinion of Wagstaff, Alvis, Stubbeman, Seamster & Longacre, L.L.P, dated the Closing Date, in the form of Exhibit 5.4(a);

         (b) Releases of all Encumbrances on the Assets;

         (c) Certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of Seller and payment of all applicable state Taxes by Seller, executed by the appropriate officials of the State of Texas; and

         (d) Such other documents as Buyer may reasonably request for the purpose of:

                  (i) evidencing the accuracy of any of Seller's representations and warranties;

                  (ii) evidencing the performance by Seller or either Shareholder of, or the compliance by Seller or either Shareholder with, any covenant or obligation required to be performed or complied with by Seller or such Shareholder;

                  (iii) evidencing the satisfaction of any condition referred to in this Article 5; or

                  (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         5.5      NO PROCEEDINGS

         Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

         5.6      NO CONFLICT

         Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

6.       CONDITIONS PRECEDENT TO SELLER'S AND SHAREHOLDER'S OBLIGATION TO CLOSE
         ----------------------------------------------------------------------

         Seller's obligation to sell the Assets and Shareholder's obligation to sell the personal goodwill of Shareholder and to take the other actions required to be taken by Seller and Shareholder at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

         6.1      ACCURACY OF REPRESENTATIONS

         All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement.

         6.2      BUYER'S PERFORMANCE

         All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

         6.3      NO INJUNCTION

         There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

7.       ADDITIONAL COVENANTS
         --------------------

         7.1      EMPLOYEES AND EMPLOYEE BENEFITS

         (a) Information on Active Employees. For the purpose of this Agreement, the term "Active Employees" shall mean all employees employed on the Closing Date by Seller for its business who are employed exclusively in Seller's business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave. The term "Active Employees" shall not include members of Shareholder's family.

         (b) Employment of Active Employees by Buyer.

                  (i) Buyer shall hire all Active Employees of Seller. Seller will terminate the employment of all of its Active Employees. Buyer will allow such employees to participate in such life insurance, hospitalization, major medical, and other employee benefit plans as employees of similar pay grade and seniority of Buyer are currently permitted to participate in. Any and all period of service performed with Seller prior to the Effective Time will be taken into account under any employee benefit plan maintained by Buyer. Buyer shall allow the Active Employees to maintain their existing accrued vacation, however, Buyer will not pay to or be liable to any Active Employees any vacation pay for accrued but unused vacation benefits.

                  (ii) Neither Seller nor the Shareholder nor their Related Persons shall solicit the continued employment of any Active Employee.

                  (iii) It is understood and agreed that the employment offered by Buyer is "at will" and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

         (c) Salaries and Benefits.

                  (i) Seller shall be responsible for the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date.

                  (ii) Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans, if any. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

         (d) General Employee Provisions.

                  (i) Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 7.1 as may be necessary to carry out the arrangements described in this Section 7.1.

                  (ii) Seller and Buyer shall provide each other with such employee data or other information as may be reasonably required to carry out the arrangements described in this Section 7.1.

                  (iii) If any of the arrangements described in this Section 7.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

                  (iv) Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.

         7.2 PAYMENT OF TAXES RESULTING FROM SALE AND PURCHASE OF ASSETS AND GOODWILL

         Seller shall pay in a timely manner all Taxes due from Seller resulting from or payable in connection with the sale and purchase of the Assets pursuant to this Agreement. Shareholder shall pay in a timely manner all Taxes due from Shareholder resulting from or payable in connection with the sale and purchase of the goodwill pursuant to this Agreement. Buyer will be responsible for sales taxes due, if any, in connection with the purchase of the Assets.

         7.3      PAYMENT OF OTHER RETAINED LIABILITIES

         In addition to payment of Taxes pursuant to Section 7.2, Seller shall pay, or make adequate provision for the payment, of the Retained Liabilities of Seller under this Agreement. If any such Liabilities are not so provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer's use or enjoyment of the Assets or conduct of the business previously conducted by Seller with the Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so).

         7.4      ASSISTANCE IN PROCEEDINGS

         Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its business or Shareholder.

         7.5      NON-COMPETITION, NON-SOLICITATION AND
                  NON-DISPARAGEMENT

         (a) Non-Competition. For a period of five (5) years after the Closing Date, Seller shall not, anywhere in Texas, Oklahoma, New Mexico or Colorado, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the compressed air drilling business ("Competing Business"), provided, however, that Seller may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

         (b) Non-solicitation. For a period of five (5) years after the Closing Date, Seller shall not, directly or indirectly:

                  (i) solicit the business of any Person who is a customer of Buyer;

                  (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

                  (iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

                  (iv) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

         (c) Non-disparagement. After the Closing Date, Seller will not disparage Buyer or any of Buyer's Shareholder, directors, officers, employees or agents.

         (d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 7.8(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This

Section 7.8 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 7.8 is reasonable and necessary to protect and preserve Buyer's legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

         7.6      CUSTOMER AND OTHER BUSINESS RELATIONSHIPS

         After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others. Seller will refer to Buyer all inquiries relating to such business. Neither Seller nor any of its officers, employees, agents or Shareholder shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

         7.7      RETENTION OF AND ACCESS TO RECORDS

         After the Closing Date, Buyer shall retain for a period consistent with Buyer's record-retention policies and practices those Records of Seller delivered to Buyer. Buyer also shall provide Seller and Shareholder and their Representatives reasonable access thereto, during normal business hours and on at least three (3) days' prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three (3) days' prior written notice, for any reasonable business purpose specified by Buyer in such notice.

         7.8      FURTHER ASSURANCES

         The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

8.       INDEMNIFICATION; REMEDIES
         -------------------------

         8.1      SURVIVAL

         All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter, the certificates delivered pursuant to Section
2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 8.6. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

         8.2      INDEMNIFICATION AND REIMBURSEMENT BY SELLER AND SHAREHOLDER

         Seller and the Shareholder, jointly and severally, will indemnify and hold harmless Buyer, and its Representatives, stockholders, subsidiaries and Related Persons (collectively, the "Buyer Indemnified Persons"), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, or expense (including costs of defense and reasonable attorneys' fees and expenses), whether or not involving a Third-Party Claim (collectively, "Damages"), to the extent arising from or in connection with:

         (a) any Breach of any representation or warranty made by Seller or the Shareholder in this Agreement or the Disclosure Letter;

         (b) any Breach of any covenant or obligation of Seller or the Shareholder in this Agreement;

         (c) any Liability arising out of the ownership or operation of the Assets prior to the Closing Date;

         (d) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or the Shareholder (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

         (e) any services provided by Seller prior to the Closing Date;

         (f) any noncompliance by Seller with any fraudulent transfer law in respect of the Contemplated Transactions;

         (g) any Retained Liabilities; or

         (h) any violation of or Liability under any Environmental Law by Seller or Shareholder prior to the date hereof.

         8.3      INDEMNIFICATION AND REIMBURSEMENT BY BUYER

         Buyer will indemnify and hold harmless Seller and Shareholder and their respective Representatives and Related Persons (collectively, the "Seller Indemnified Persons"), and will reimburse the Seller Indemnified Persons, for any Damages arising from or in connection with:

         (a) any Breach of any representation or warranty made by Buyer in this Agreement;

         (b) any Breach of any covenant or obligation of Buyer in this Agreement;

         (c) any Liability arising out of the ownership or operation of the Assets on or after the Closing Date;

         (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with Buyer (or any Person acting on Buyer's behalf) in connection with any of the Contemplated Transactions; or

         (e) any services provided by Buyer on or after the Closing Date.

         8.4      LIMITATIONS ON AMOUNT--SELLER AND SHAREHOLDER

         Seller and the Shareholder shall have no liability (for indemnification or otherwise) with respect to claims under Section 8.2(a) until the total of all Damages with respect to such matters exceeds Twenty-Five Thousand Dollars ($25,000), but then for the Damages as provided therein. However, this Section
8.4 will not apply to claims under Section 8.2(b) through (h) or to matters arising in respect of Sections 3.9, 3.14, 3.22, 3.30 or 3.32 or to any Breach of any of Seller's and Shareholder's representations and warranties of which the Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Seller or the Shareholder of any covenant or obligation, and Seller and the Shareholder will be jointly and severally liable for all Damages with respect to such Breaches.

         8.5      LIMITATIONS ON AMOUNT--BUYER

         Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 8.3(a) until the total of all Damages with respect to such matters exceeds Twenty-Five Thousand Dollars ($25,000) and but then for the Damages as provided therein. However, this Section 8.5 will not apply to claims under Section 8.3(b) through (e) or matters arising in respect of Section 4.4 or to any Breach of any of Buyer's representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

         8.6      TIME LIMITATIONS

         (a) Seller and the Shareholder will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Sections 2.1 and 2.4(b) and Articles 7 and 9, as to which a claim may be made at any time) or (ii) a representation or warranty (other than those in Sections 3.9, 3.14, 3.16, 3.22, 3.30 and 3.32, as to which a claim may be made at any time), only if on or before June 30, 2006, Buyer notifies Seller or the Shareholder of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

         (b) Buyer will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date, or (ii) a representation or warranty (other than that set forth in Section 4.4, as to which a claim may be made at any time), only if on or before June 30, 2007, Seller or the Shareholder notify Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller or the Shareholder.

                  8.7      THIRD-PARTY CLAIMS

         (a) Promptly after receipt by a Person entitled to indemnity under
Section 8.2 or 8.3 (an "Indemnified Person") of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an "Indemnifying Person") of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

         (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 8.7(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 8 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; and (B) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

         (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

         (d) Seller and the Shareholder hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller and the Shareholder with respect to such a claim anywhere in the world.

         e) With respect to any Third-Party Claim subject to indemnification under this Article 8: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

         (f) With respect to any Third-Party Claim subject to indemnification under this Article 8, the parties agree to cooperate in such a manner as to preserve in full (to the extent reasonably possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent reasonably possible, be made so as to preserve any applicable attorney-client or work-product privilege.

         8.8      OTHER CLAIMS

         A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought.

9.       CONFIDENTIALITY
         ---------------

         9.1      DEFINITION OF CONFIDENTIAL INFORMATION

         (a) As used in this Article 9, the term "Confidential Information" includes any and all of the following information of Seller, Buyer or the Shareholder that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller and the Shareholder, collectively, on the other hand) or its Representatives (collectively, a "Disclosing Party") to the other party or its Representatives (collectively, a "Receiving Party"):

                  (i) all information that is a trade secret under applicable trade secret or other law;

                  (ii) all information concerning product specifications, data, customer lists, current and anticipated customer requirements, price lists, market studies and business plans;

                  (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party's documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

                  (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

         (b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 9, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 9 to the extent included within the definition. In the case of trade secrets, each of Buyer, Seller and Shareholder hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.


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

         9.2      RESTRICTED USE OF CONFIDENTIAL INFORMATION

         (a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller or the Shareholder (each, a "Seller Contact") or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a "Buyer Contact"). Each of Buyer and Seller and the Shareholder shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer, Seller or Shareholder, as the case may be, of the obligations of this Article 9 with respect to such information. Each of Buyer, Seller and Shareholder shall
(iv) enforce the terms of this Article 9 as to its respective Representatives;
(v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 9; and (vi) be responsible and liable for any breach of the provisions of this Article 9 by it or its Representatives.

         (b) Unless and until this Agreement is terminated, Seller and the Shareholder shall maintain as confidential any Confidential Information (including for this purpose any information of Seller or Shareholder of the type referred to in Sections 9.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of the Seller or Shareholder relating to any of the Assets.

         (c) From and after the Closing, the provisions of Section 9(a) above shall not apply to or restrict in any manner Buyer's use of any Confidential Information of the Seller or the Shareholder relating to any of the Assets.

         9.3      EXCEPTIONS

         Sections 9.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 9 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Neither Seller nor either Shareholder shall disclose any Confidential Information of Seller or Shareholder relating to any of the Assets in reliance on the exceptions in clauses (b) or (c) above.

         9.4      LEGAL PROCEEDINGS

         If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 9, that Receiving Party shall provide the Disclosing


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

Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 9. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party's counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 9.4 do not apply to any Proceedings between the parties to this Agreement.

         9.5      RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION

         If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party's Confidential Information is returned.

         9.6      ATTORNEY-CLIENT PRIVILEGE

         The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party's Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party's Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party's Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.


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

10.      GENERAL PROVISIONS
         ------------------

         10.1     EXPENSES

         Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

         10.2     PUBLIC ANNOUNCEMENTS

         Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Except with the prior consent of Buyer or as permitted by this Agreement, neither Seller, the Shareholder nor any of their Representatives shall disclose to any Person (a) the fact that any Confidential Information of Seller or the Shareholder has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Seller or the Shareholder, that any Confidential Information of Buyer has been disclosed to Seller, the Shareholder or their Representatives or that Seller, the Shareholder or their Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Seller and Buyer will consult with each other concerning the means by which Seller's employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

         10.3     NOTICES

         All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):


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

         SELLER:         W. T. Enterprises, Inc. d/b/a Lone Star Service
                         Attention: William M. Watts
                         Address: 661 South CR 104, Sonora, Texas 76950 Fax no.: (325) 893-0065
                         E-mail address: WllmWtts@aol.com

         WITH A COPY TO: Wagstaff, Alvis, Stubbeman, Seamster & Longacre, LLP
                         Attention:  Darrell W. Moore
                         Address: 290 Cedar, Abilene, Texas 79601
                         Fax no.:  (325) 677-6313
                         E-mail address: dwmoore@wagstafflaw.com

         SHAREHOLDER:    W. M. Watts
                         Address: 1925 Castle Drive, Clyde, Texas 79510
                         Fax no.: (325) 893-0065
                         E-mail address: WllmWtts@aol.com

         WITH A COPY TO: Wagstaff, Alvis, Stubbeman, Seamster & Longacre, LLP
                         Attention:  Darrell W. Moore
                         Address: 290 Cedar, Abilene, Texas 79601
                         Fax no.:  (325) 677-6313
                         E-mail address: dwmoore@wagstafflaw.com

         BUYER:          AirComp L.L.C.
                         Attention:  Terry Keane, President
                         1034 Regional Park Drive
                         Houston, TX  77060
                         Fax no.: (281) 951-4042
                         E-mail address: tkeane@aircompllc.com

         WITH A COPY TO: Allis-Chalmers Energy Inc.
                         Attention: Theodore F. Pound III,
                         General Counsel and Secretary
                         5075 Westheimer, Suite 890
                         Houston, TX  77056
                         Fax no.: (713) 369-0555
                         E-mail address: tpound@alchenergy.com

         10.4     ENFORCEMENT OF AGREEMENT

         Seller and the Shareholder acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller or the Shareholder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.


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

         10.5     WAIVER; REMEDIES CUMULATIVE

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         10.6     ENTIRE AGREEMENT AND MODIFICATION

         This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

         10.7     DISCLOSURE LETTER

         (a) The information in the Disclosure Letter constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller and the Shareholder as set forth in this Agreement and (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

         10.8     ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS

         No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except Buyer may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this


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

Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 10.9.

         10.9     SEVERABILITY

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         10.10    CONSTRUCTION

         The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," "Sections" and "Parts" refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.

         10.11    TIME OF ESSENCE

         With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         10.12    GOVERNING LAW

         This Agreement will be governed by and construed under the laws of the State of Texas without regard to conflicts-of-laws principles that would require the application of any other law.

         10.13    EXECUTION OF AGREEMENT

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

         10.14    SHAREHOLDER OBLIGATIONS

         The liability of the Shareholder hereunder shall be joint and several with Seller. Where in this Agreement provision is made for any action to be taken or not taken by Seller, the Shareholder shall undertake to cause Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, the Shareholder shall be jointly and severally liable with Seller for the indemnities set forth in Article 8.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:      AIRCOMP L.L.C.


                                                    /s/ Terrence P. Keane
                                                    ----------------------------
                                                    Terrence P. Keane, President


SELLER:                                             W. T. ENTERPRISES, INC.
                                                    D/B/A LONE STAR AIR SERVICE

                                                    /s/ William M. Watts
                                                    ----------------------------
                                                    William M. Watts
                                                    President


SHAREHOLDER:

                                                    /s/ William M. Watts
                                                    ----------------------------
                                                    William M. Watts


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